Psychemedics Corporation Announces Quarterly And Annual Results

Declares 78th Consecutive Quarterly Dividend

ACTON, Mass., Feb. 10, 2016 /PRNewswire/ -- Psychemedics Corporation (NASDAQ:PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2015. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of February 22, 2016 to be paid on March 4, 2016. This will be the Company's 78th consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2015 was $27.0 million versus $29.2 million for the twelve months ended December 31, 2014, a decrease of 8%. Net income for the twelve months ended December 31, 2015 was $1.5 million or $0.28 per diluted share, versus $3.2 million or $0.60 per diluted share, for the comparable period last year, a decrease of 53%.The Company's revenue for the quarter ended December 31, 2015 was $6.1 million versus $6.8 million for the quarter ended December 31, 2014, a decrease of 9%. Net income for the quarter ended December 31, 2015 was $185 thousand or $0.03 per diluted share, versus $676 thousand or $0.13 per diluted share, for the comparable period last year, a decrease of 73%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"2015 was a challenging, yet exciting year for us. Along with the headwinds in the economy, many industries and clients were impacted by the steep drop in the price of oil. While oil and gas clients were most directly impacted, there also was a ripple effect on other industries we serve. However, we did bring in a solid amount of new business which is a most important positive.

"In addition, we believe the Brazil opportunity will now begin shortly. We believe the administrative delays have been resolved as the Brazilian government has announced March 2nd, 2016 as the starting date. As previously reported, the Brazilian government passed a law in 2015, signed by the President on March 2nd, that required professional drivers in the transportation industry to pass a hair drug test when obtaining or renewing their driver's license. The law stated that testing was to begin ninety days after the law was signed, which would have meant June 1st. However, testing had been postponed due to continued administrative delays relating to implementation of the law. The Brazilian government administrative agencies implementing the drug testing law have now announced and published that this testing requirement is scheduled to begin on March 2nd, 2016."

"We remain excited about this opportunity in Brazil. However, short-term, the delay in implementation of this opportunity had a negative effect on 2015 earnings. The estimated impact on fourth quarter earnings from the increase in capacity and other costs related to the Brazil opportunity was about $0.07 per share, with the total impact in 2015 of about $0.28 per share. Earnings for the year were positively impacted by R&D tax credits from prior years related to the development of several strategic information technology projects – amounting to $0.09 per diluted share.

"We have continued our strong commitment to R&D and in 2015, we were very pleased to have launched 2 new drugs to the company's drug testing panels. In response to growing abuse concerns, the addition of Oxymorphone (brand name Opana®) was made to the synthetic opiate testing panel and D-Amphetamine/Adderall® was added as an option to the Amphetamine panel. As the scientific leader in drug testing, we at Psychemedics continue to advance the science and use our top flight scientific team and R&D resources to develop new tests that will deter people from abusing these additional drugs.

"The Company's balance sheet remains strong with approximately $2.7 million in cash and $4.9 million of working capital. We reduced our outstanding loan obligations from $6.2 million in 2014 to $5.9 million as of December 31, 2015. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare our quarterly dividend of $0.15 per share. This dividend represents our 78th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities (including an opportunity in Brazil), new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations including effective dates thereof, required investments in plant, equipment and people and new test development) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations and projected implementation dates, proposed laws and regulations, R&D spending, competition (including, without limitations, competition from other companies pursuing the same growth opportunities) and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Condensed Statements of Comprehensive Income
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$6,133,991	$6,761,813	$26,975,406	$29,204,818
Cost of revenues	3,482,343	3,280,269	14,258,465	14,066,652

Gross profit	2,651,648	3,481,544	12,716,941	15,138,166

Operating Expenses:
General & administrative	1,032,664	1,006,792	4,560,684	4,474,654
Marketing & selling	1,158,603	1,154,786	5,053,217	4,625,375
Research & development	346,750	362,296	1,631,664	1,348,496

Total Operating Expenses	2,538,017	2,523,874	11,245,565	10,448,525

Operating income	113,631	957,670	1,471,376	4,689,641
Other income (expense)	(29,974)	(27,419)	(124,588)	(56,576)

Net income before provision for income taxes	83,657	930,251	1,346,788	4,633,065

(Benefit from) / provision for income taxes	(101,282)	254,148	(164,388)	1,426,984

Net income and comprehensive income	$184,939	$676,103	$1,511,176	$3,206,081

Basic net income per share	$0.03	$0.13	$0.28	$0.60

Diluted net income per share	$0.03	$0.13	$0.28	$0.60

Dividends declared per share	$0.15	$0.15	$0.60	$0.60

Weighted average common shares outstanding, basic	5,422,541	5,375,061	5,405,032	5,355,367

Weighted average common shares outstanding, diluted	5,425,521	5,391,217	5,412,487	5,376,998

Psychemedics Corporation
Balance Sheets
(UNAUDITED)

	December 31,	December 31,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$2,689,464	$3,612,153
Accounts receivable, net of allowance for doubtful accounts
of $58,684 in 2015 and $95,525 in 2014	3,538,765	4,078,133
Prepaid expenses and other current assets	1,060,587	689,995
Income tax receivable	840,122	1,819,743
Deferred tax assets	327,442	376,529

Total Current Assets	8,456,380	10,576,553
Fixed Assets, net of accumulated amortization and depreciation
of $6,642,501 in 2015 and $5,788,551 in 2014	13,132,114	12,740,131
Other assets	774,474	761,025

Total Assets	$22,362,968	$24,077,709

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$747,291	$845,071
Accrued expenses	1,197,632	1,351,333
Current portion of long-term debt	1,619,633	1,399,925

Total Current Liabilities	3,564,556	3,596,329

Long-term debt	4,272,137	4,848,158
Deferred tax liabilities, long-term	2,852,745	2,796,666
Total Liabilities	10,689,438	11,241,153

Shareholders' Equity:
Preferred stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
6,090,671 shares issued in 2015 and 6,043,191 shares issued in 2014	30,453	30,216
Additional paid-in capital	30,021,604	29,454,023
Accumulated deficit	(8,296,738)	(6,565,894)
Less - Treasury stock, at cost, 668,130 shares in 2015 and 2014	(10,081,789)	(10,081,789)

Total Shareholders' Equity	11,673,530	12,836,556

Total Liabilities and Shareholders' Equity	$22,362,968	$24,077,709

Contact:	Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com